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Oak Associates

Average Annual Total Return

P(1+T) = ERV

Class A

One Year:
         White Oak Fund           Equity Index
         --------------           ------------
P =      1,000                    1,000
n =      1                        1
ERV =    1,344.60                 1,139.30
T =      34.46                    13.93
         (Fiscal Year             (Fiscal Year
         Ended 10/31/97)          Ended 10/31/97)

Since Inception:
         White Oak Fund           Equity Index
         --------------           ------------
P =      1,000                    1,000
n =      5.17                     5.17
ERV =    1,231.80                 1,135.40
T =      23.18                    13.54
         (Fiscal Year             (Fiscal Year
         Ended 10/31/97)          Ended 10/31/97)

The foregoing information relates to the predecessor funds of the White Oak Growth Stock Fund and Pin Oak Aggressive Stock Fund.